RESEARCH AGREEMENT
BETWEEN
FIDELITY MANAGEMENT & RESEARCH (FAR EAST), INC.
AND
FIDELITY INVESTMENTS JAPAN LIMITED

AGREEMENT made this 1st day of January, 2000 by and between Fidelity Management & Research (Far East), Inc., a
Massachusetts corporation (the "Sub-Advisor"); and Fidelity
Investments Japan Limited, a Japanese corporation (the
"Japan Sub-Advisor").

 WHEREAS, Fidelity Management & Research Company, a Massachusetts corporation (the "Advisor"), has entered into a Management Contract (the "Management Contract") with Fidelity Advisor Series II, a Massachusetts business trust which may issue one or more series of shares of beneficial interest (the "Trust"), on behalf of Fidelity Advisor Intermediate Bond Fund (the "Portfolio"), pursuant to which the Advisor acts as investment advisor to the Portfolio; and

 WHEREAS, the Sub-Advisor has entered into a Sub-Advisory Agreement (the "Sub-Advisory Agreement") with the Advisor, pursuant to which the Sub-Advisor, directly or through certain of its subsidiaries or other affiliated persons, may provide, at the Advisor's discretion, investment advice or investment management and order execution services to the Portfolio; and

 WHEREAS, the Japan Sub-Advisor has personnel in Japan, and has been formed for the purpose, among others, of researching and compiling information and recommendations with respect to the economies of Japan and other Asian countries and the securities of issuers located in Japan and other Asian countries;

 NOW THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Sub-Advisor and the Japan Sub-Advisor hereby agree as follows:

 1. Delegation of Duties: Pursuant to paragraph 1(c) of the Sub-Advisory Agreement, the Sub-Advisor hereby delegates to the Japan Sub-Advisor, and the Japan Sub-Advisor hereby accepts, responsibility for performing such non-discretionary investment advisory and research services relating to the Japanese economy and the securities of Japanese issuers (and such other Asian economies and issuers as the Sub-Advisor may request from time to time) as may be requested of the Sub-Advisor by the Advisor pursuant to the Sub-Advisory Agreement.
The Japan Sub-Advisor shall pay the salaries and fees of all personnel of the Japan Sub-Advisor performing such services on behalf of the Portfolio.

(a) INVESTMENT ADVICE: In connection with the performance of such services, the Japan Sub-Advisor shall furnish to the Advisor and the Sub-Advisor such factual information, research reports and investment recommendations as Advisor or the Sub-Advisor may reasonably require. Such information may include written and oral reports and analyses. All such reports, recommendations, analyses and other information may be used, transferred, assigned or sold by the Sub-Advisor, in its sole discretion, without the consent of the Japan Sub-Advisor.

(b) SUBSIDIARIES AND AFFILIATES: The Japan Sub-Advisor may perform any or all of the services contemplated by this Agreement directly or through such of its subsidiaries or other affiliated persons as the Japan Sub-Advisor shall determine; provided, however, that performance of such services through such subsidiaries or other affiliated persons shall have been approved by the Trust to the extent required pursuant to the 1940 Act and rules thereunder.
2. Information to be Provided to the Trust, the Advisor and the Sub-Advisor: The Japan Sub-Advisor shall furnish such reports, evaluations, information or analyses to the Trust, the Advisor, and the Sub-Advisor, as the Trust's Board of Trustees, the Advisor or the Sub-Advisor may reasonably request from time to time, or as the Japan Sub-Advisor may deem to be desirable.
3. Compensation: For the services provided under this Agreement, the Sub-Advisor agrees to pay the Japan Sub-Advisor a monthly fee equal to 100% of the Japan Sub-Advisor's costs incurred in connection with rendering the services provided hereunder. The Japan Sub-Advisor's fee shall not be reduced to reflect expense reimbursements or fee waivers by the Sub-Advisor or the Advisor, if any, in effect from time to time.
4. Expenses: It is understood that the Portfolio will pay all of its expenses other than those expressly stated to be payable by the Japan Sub-Advisor hereunder, by the Sub-Advisor under the Sub-Advisory Agreement or by the Advisor under the Management Contract.
5. Interested Persons: It is understood (i) that Trustees, officers, and shareholders of the Trust are or may be or become interested in the Advisor, the Sub-Advisor or the Japan Sub-Advisor as directors, officers or otherwise, (ii) that directors, officers and stockholders of the Advisor, the Sub-Advisor or the Japan Sub-Advisor are or may be or become similarly interested in the Trust, and (iii) that the Advisor, the Sub-Advisor or the Japan Sub-Advisor are or may be or become interested in the Trust as a shareholder or otherwise.
6.  Services to Other Companies or Accounts:  The services
of the Japan Sub-Advisor to the Sub-Advisor are not to be deemed to be exclusive, the Japan Sub-Advisor being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere in a material manner, with the Japan Sub-Advisor's ability to
meet all of its obligations hereunder.   The Japan Sub-
Advisor shall for all purposes be an independent contractor and not an agent or employee of the Sub-Advisor, the Advisor or the Trust.
7.  Standard of Care:  In the absence of willful
misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Japan Sub-Advisor, the Japan Sub-Advisor shall not be subject to liability to the Sub-Advisor, the Advisor, the Trust or to any shareholder of the Portfolio for any act or omission in the course, of or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.
8.  Liability.  Notwithstanding anything in this Agreement
to the contrary, it is understood that the Sub-Advisor shall remain liable to the Advisor and the Portfolio under the Sub-Advisory Agreement for the acts and omissions of Japan Sub-Advisor taken in the course of the performance of the Japan Sub-Advisor's duties hereunder to the same extent as would be the case had the Sub-Advisor performed such acts or omissions itself, provided, however, that to the extent the Sub-Advisor suffers a loss to the Advisor or the Portfolio as a result of or arising out of such acts or omissions of the Japan Sub-Advisor, the Sub-Advisor shall be entitled to seek redress against the Japan Sub-Advisor in accordance with the terms hereof.
9.  Duration and Termination of Agreement; Amendments:
(a)  Subject to prior termination as provided in
subparagraph (d) of
this paragraph 9, this Agreement shall continue in force until June 30, 2000 and indefinitely thereafter, but only so long as the continuance after such period shall be specifically approved at least annually by vote of the Trust's Board of Trustees or by vote of a majority of the outstanding voting securities of the Portfolio.
(b) This Agreement may be modified by mutual consent of the Advisor, the Sub-Advisor, the Japan Sub-Advisor and the Portfolio subject to the provisions of Section 15 of the
1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the "Commission") or any rules or regulations adopted by, or interpretative releases of, the Commission.
(c)  In addition to the requirements of subparagraphs (a)
and (b) of this paragraph 9, the terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of those Trustees of the Trust who
are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.
(d) Either the Advisor, the Sub-Advisor, the Japan Sub-Advisor or the Portfolio may, at any time on sixty (60)
days' prior written notice to the other parties, terminate this Agreement, without payment of any penalty, by action of its Board of Trustees or Directors, or with respect to the Portfolio by vote of a majority of its outstanding voting securities. This Agreement shall terminate automatically in the event of its assignment.
10. Limitation of Liability: The Japan Sub-Advisor is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust or other organizational document of the Trust and agrees that any obligations of the Trust or the Portfolio arising in connection with this Agreement shall be limited in all cases to the Portfolio and its assets, and the Japan Sub-Advisor shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Portfolio. Nor shall the Japan Sub-Advisor seek satisfaction of any such obligation from the Trustees or any individual Trustee.
11.  Governing Law:  This Agreement shall be governed by,
and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.
 The terms "registered investment company," "vote of a majority of the outstanding voting securities,"
"assignment," and "interested person," when used herein, shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended.
 IN WITNESS WHEREOF the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.
FIDELITY MANAGEMENT & RESEARCH (FAR EAST), INC.
BY:  /s/Laura B. Cronin
     Laura B. Cronin
     Treasurer

FIDELITY INVESTMENTS
JAPAN LIMITED

BY:  /s/Billy Wilder
     Billy Wilder President